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                                                                     EXHIBIT 5

                        [REID & PRIEST LLP LETTERHEAD]

                                                            New York, New York
                                                               October 6, 1997

Advanced NMR Systems, Inc.
46 Jonspin Road
Wilmington, MA 01887

Gentlemen:

   We are acting as counsel to Advanced NMR Systems, Inc., a Delaware corporation ("Advanced NMR"), in connection with the proposed merger (the "Merger") of ANMR/AMS Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Advanced NMR ("Acquisition Corp.") with and into Advanced Mammography Systems, Inc., a Delaware corporation ("AMS").

   The Merger is to be effected pursuant to an Agreement and Plan of Merger dated as of June 23, 1997 (the "Merger Agreement"), by and among Advanced NMR, Acquisition Corp. and AMS. Under the terms of the Merger Agreement, the holders of the outstanding shares of Common Stock, $.01 par value (the "AMS Common Stock") have the right to receive in exchange for each issued and outstanding share of AMS Common Stock, .40 of a share of Advanced NMR Common Stock after consummation by Advanced NMR of a one-for-ten reverse stock split of the outstanding shares of Advanced NMR Common Stock.

   This opinion is being rendered in connection with the filing by Advanced NMR of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the shares of Advanced NMR Common Stock to be issued in the Merger.

   For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement; (ii) the Registration Statement (including the Joint Proxy Statement/Prospectus); (iii) the Certificate of Incorporation and By-Laws of Advanced NMR, as in effect on the date hereof and as to be amended immediately prior to consummation of the Merger; and (iv) resolutions adopted by the Board of Directors of Advanced NMR relating to the Merger and the issuance and delivery of Advanced NMR Common Stock in connection therewith; and (v) such other documents, certificates or other records as we have deemed necessary or appropriate.

   Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

     (1) Advanced NMR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (2) The Board of Directors of Advanced NMR has taken such action as may be necessary to authorize the consummation of the Merger and the issuance and delivery of Advanced NMR Common Stock in connection therewith.

     (3) The shares of Advanced NMR Common Stock included in the Registration Statement to be issued upon the Merger will be duly authorized and validly issued, and fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Act; and
         (ii) the Merger shall have been consummated in accordance with the terms of the Merger Agreement and the laws of the State of Delaware.
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   We are members of the Bar of the State of New York and do not hold ourselves out as experts concerning, or qualified to render opinions with respect to any laws other than the laws of the State of New York, the Federal laws of the United States and the General Corporation Law of the State of Delaware.

   We hereby consent to the reference to this firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus and to filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

                                          Very truly yours,

                                          REID & PRIEST LLP